Exhibit 99.1

Better World Acquisition Corp. Announces Pricing of $110 Million Upsized Initial Public Offering

November 12, 2020 07:00 PM Eastern Standard Time

NEW YORK--(BUSINESS WIRE)--Better World Acquisition Corp. (the “Company”) announced today that it priced its upsized initial public offering of 11,000,000 units, at $10.00 per unit. The units will be listed on the Nasdaq Capital Market (“Nasdaq”) and will begin trading tomorrow, Friday, November 13, 2020, under the ticker symbol “BWACU.” Each unit consists of one share of the Company’s common stock and one redeemable warrant, each warrant entitling the holder thereof to purchase one share of common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the shares of common stock and warrants are expected to be listed on Nasdaq under the symbols “BWAC” and “BWACW,” respectively.

The offering is expected to close on November 17, 2020, subject to customary closing conditions.

The Company is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an acquisition in any business industry or sector, it intends to concentrate its efforts on identifying businesses in the healthy living industries that benefit from strong Environmental, Social and Governance (“ESG”) profiles. The Company is led by Chief Executive Officer Rosemary L. Ripley and Chief Financial Officer Peter S.H. Grubstein.

EarlyBirdCapital, Inc. is acting as sole book-running manager of the offering and I-Bankers Securities, Inc. is acting as co-manager of the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 1,650,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. Copies of the preliminary prospectus relating to the offering and final prospectus, when available, may be obtained from EarlyBirdCapital, Inc., 366 Madison Avenue, 8th Floor, New York, New York 10017.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission (“SEC”) on November 12, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Investor Contact:
Peter S.H. Grubstein
Chief Financial Officer
Better World Acquisition Corp.
(212) 450-9700

Media Contact:
Nadia Damouni
646-818-9217
ndamouni@prosek.com